Exhibit 99.1

BBX CAPITAL AND BFC FINANCIAL ANNOUNCE AN AGREEMENT

TO ACQUIRE OPERATIONS AND ASSETS OF RENIN CORP.

-RENIN CORP. - A LEADING MANUFACTURER OF BUILDING SUPPLY AND

HOME IMPROVEMENT PRODUCTS, WITH OPERATIONS IN CANADA, U.S., U.K., AND ASIA-

FORT LAUDERDALE, Florida – October 25, 2013 — BBX Capital Corporation (“BBX Capital”) (NYSE: BBX) and BFC Financial Corporation (“BFC”) (OTCQB: BFCF), today announced that affiliates created jointly by them have agreed to acquire substantially all of the assets and operations of Renin Corp. and its subsidiaries (“Renin”), a leading manufacturer of interior closet doors, wall décor, hardware and fabricated glass products. BBX Capital will own 81% and BFC will own 19% of the new company.

Headquartered in Brampton, Ontario and with four current manufacturing, assembly and distribution facilities in Brampton and Concord, Ontario, Tupelo, Mississippi and the U.K., Renin services diverse distribution channels including big box and independent home improvement retailers, high volume builders, other manufacturers and specialty retail outlets primarily in North America. The entire Renin senior management team will continue in their roles post-acquisition, led by current President and CEO, Mr. Kevin Campbell. Mr. Campbell has held his current position since 2007 when Renin was created through the merger of Canadian-based DSH Group, which Campbell joined in 1987, and U.S.-based Home Décor.

“We are very excited about the acquisition of Renin, and to be associated with and investors in such a long-established company led by Kevin Campbell and his excellent management team,” said Messrs. Jarett Levan and Phil Bakes, Co-Managing Partners of BBX Capital Partners.

Mr. Kevin Campbell, Renin’s CEO, said: “My team and I could not be more pleased that BBX Capital and BFC are the investors acquiring our business. During the formal sale process, we met with many potential suitors and BBX Capital and BFC embodied everything we could hope for in a new owner, including a strong track record, solid financial position and ability to close quickly. But more importantly, we’ve been impressed with their style of investing focused on supporting their management partners, facilitating and valuing operational excellence and a longer term investment horizon.”

The transaction is expected to be completed by October 30, 2013. For more information, see the Form 8-Ks filed by BBX Capital and BFC with the SEC on October 25, 2013.

BBX Capital Partners, a subsidiary of BBX Capital, and Snapper Creek Equity Management, a subsidiary of BFC, managed the negotiation of and due diligence on this transaction, and post-closing will serve as portfolio and investment managers on behalf of BBX Capital and BFC Financial.

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the ownership, financing and management of, and investment in, real estate and real estate related assets and operating businesses. In addition to its 46% ownership interest of Bluegreen Corporation via its investment in Woodbridge Holdings, LLC, the business of BBX Capital includes real estate ownership, direct acquisition and joint venture equity in real estate, specialty finance, and investments in middle market operating businesses. For more information, visit www.BBXCapital.com

About BFC Financial Corporation:

BFC (OTCQB: BFCF) is a diversified holding company whose principal holdings include controlling interests in BBX Capital Corporation (NYSE: BBX) and Bluegreen Corporation. As of June 30, 2013, BFC had total consolidated assets of approximately $1.4 billion, shareholders’ equity attributable to BFC of approximately $208.3 million, and total consolidated equity of approximately $364.6 million. For more information, visit www.BFCFinancial.com

About Renin Corporation: Renin is a market leading manufacturer of interior and closet doors, wall décor, associated systems & hardware and fabricated glass products through a portfolio of brand name and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products. With facilities in Canada, the U.S. and the U.K., Renin services its broad distribution channels including big box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets, including the UK. Renin invented the mirror closet door 50 years ago and has been supplying innovative and quality products around the world ever since. For more information, visit www.ReninCorp.com

BBX Capital Media contact: Caren Berg, Boardroom Communications, (954) 370-8999

Email: cberg@boardroompr.com

BBX Capital and BFC Financial Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer, (954) 940-5300

Email: InvestorRelations@BBXCapital.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting the companies and their operations, markets, products and services, as well as others including but not limited to: that a transaction between Renin Corp. and BBX Capital and BFC may not be completed on a timely basis, on anticipated terms, or at all; the risk that the integration of Renin Corp. may not be completed on a timely basis, or as anticipated; that the transaction may not be advantageous to BBX Capital and/or BFC; and that BBX Capital and BFC may not realize any anticipated benefits. In addition to the risks and factors identified above, reference is also made to the risks and uncertainties detailed in reports filed by BBX Capital and BFC with the SEC, including the “Risk Factors” sections thereof, which may be viewed on the SEC’s website at www.sec.gov. The companies caution that the foregoing factors are not exclusive.